As filed with the U.S. Securities and Exchange Commission on June 2, 2023

Registration No. 333-259105

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

LogicMark, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7381	46-0678374
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chia-Lin Simmons

LogicMark, Inc.

2801 Diode Lane

Louisville, KY 40299

(502) 442-7911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq.

Michael DeDonato, Esq.
Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

(212) 660-3060

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 1, 2023 (the “Effective Time”), LogicMark, Inc., a Delaware corporation (the “Predecessor Registrant”), merged with and into its wholly-owned subsidiary, LogicMark, Inc., a Nevada corporation (the “Registrant”), pursuant to an agreement and plan of merger, dated as of June 1, 2023 (the “Agreement”), between the Predecessor Registrant and the Registrant, with the Registrant as the surviving corporation (such transaction, the “Reincorporation”). At the Effective Time, the Registrant succeeded to the assets, continued the business and assumed the rights and obligations of the Predecessor Registrant existing immediately prior to the Reincorporation. The Reincorporation was consummated by the filing of a certificate of ownership and merger on June 1, 2023 with the Secretary of State of the State of Delaware (the “Delaware Certificate”) and the articles of merger with the Secretary of State of the State of Nevada (the “Nevada Articles”). The Agreement and transactions contemplated thereby were approved by the affirmative vote of a majority of the outstanding shares of the Predecessor Registrant’s common stock, par value $0.0001 per share (the “Predecessor Common Stock”), and the Series C Non-Convertible Voting Preferred Stock, par value $0.0001 per share (the “Predecessor Series C Preferred Stock”), as well as the Series F Convertible Preferred Stock, par value $0.0001 per share (the “Predecessor Series F Preferred Stock”) on an as-converted to Predecessor Common Stock basis, in the aggregate, and entitled to vote on the matter, at the Predecessor Registrant’s special meeting of stockholders held on March 7, 2023, in accordance with the General Corporation Law of the State of Delaware (“DGCL”).

At the Effective Time, pursuant to the Agreement, (i) each outstanding share of the Predecessor Common Stock automatically converted into one share of common stock, par value $0.0001 per share, of the Registrant (“Registrant Common Stock”), (ii) each outstanding share of the Predecessor Series C Preferred Stock automatically converted into one share of Series C Non-Convertible Voting Preferred Stock, par value $0.0001 per share, of the Registrant (“Registrant Series C Preferred Stock”), (iii) each outstanding share of the Predecessor Series F Preferred Stock automatically converted into one share of Series F Convertible Preferred Stock, par value $0.0001 per share, of the Registrant (“Registrant Series F Preferred Stock”), (iv) each outstanding option, right or warrant to acquire shares of Predecessor Common Stock converted into an option, right or warrant, as applicable, to acquire an equal number of shares of Registrant Common Stock under the same terms and conditions as the original options, rights or warrants, as applicable, and (v) the directors and executive officers of the Predecessor Registrant were appointed as directors and executive officers, as applicable, of the Registrant, each to serve in the same capacity and for the same term as such person served with the Predecessor Registrant immediately prior to the Reincorporation. In addition, by operation of law, the Registrant assumed all of the Predecessor Registrant’s obligations under its equity incentive plans and employment agreements. The shares of Predecessor Common Stock remaining available for awards under such plans were automatically adjusted upon the Reincorporation into an identical number of shares of Registrant Common Stock, and all awards previously granted under such plans that were outstanding as of the Effective Time were automatically adjusted into awards for the identical number of shares of Registrant Common Stock, without any other change to the form, terms or conditions of such awards.

As a result of the Reincorporation, the Registrant ceased to be subject to the DGCL or governed by the Predecessor Registrant’s certificate of incorporation, as amended (the “Delaware Charter”) and its by-laws (the “Delaware Bylaws”). As of the Effective Time, the Registrant became subject to the Nevada Revised Statutes of the State of Nevada (“NRS”) and became governed by the Registrant’s articles of incorporation (the “Nevada Charter”) and bylaws (the “Nevada Bylaws”). The Registrant Series C Preferred Stock and the Registrant Series F Preferred Stock became governed by the Nevada Charter and the Nevada Bylaws, as well as the Registrant’s Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock (the “Registrant Series C CoD”) and the Registrant’s Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock (the “Registrant Series F CoD”), respectively.

At the Effective Time, the Registrant became the successor issuer to the Predecessor Registrant pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the Registrant Common Stock, as a class of capital stock of the Registrant, is deemed to be registered under Section 12(b) of the Exchange Act and the Registrant succeeded to the Predecessor Registrant’s obligation to file reports, proxy statements and other information required by the Exchange Act with the U.S. Securities and Exchange Commission (the “Commission”).

The Registrant Common Stock is listed on the Nasdaq Capital Market under the symbol “LGMK,” which is the same symbol previously used for the Predecessor Common Stock. In accordance with the Agreement, each outstanding certificate previously representing shares of Predecessor Common Stock, Predecessor Series C Preferred Stock or Predecessor Series F Preferred Stock automatically represents, without any action of the Predecessor Registrant’s stockholders, the same number of shares of Registrant Common Stock, Registrant Series C Preferred Stock or Registrant Series F Preferred Stock, as applicable.

In connection with the Reincorporation, the Registrant intends to enter into updated indemnification agreements with each of its directors and executive officers, reflecting the transition from Delaware to Nevada. Such indemnification agreements would require the Registrant to indemnify the Registrant’s directors and executive officers, as applicable, to the fullest extent permitted by Nevada law. A copy of the form of such indemnification agreement is filed as an exhibit to Registrant’s Current Report on Form 8-K filed with the Commission on June 2, 2023 (the “Form 8-K”).

The Registrant is filing this post-effective amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-1 (File No. 333-259105), as amended (the “Registration Statement”), initially filed with the Commission on August 26, 2021, and declared effective by the Commission on September 14, 2021, in connection with the Reincorporation. In accordance with Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), except as modified by this Post-Effective Amendment, the Registrant, now as successor issuer to the Predecessor Registrant pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, including the prospectuses included therein.

For the purposes of this Post-Effective Amendment and the Registration Statement, unless the context otherwise requires, the term “our,” or “us” refers to the Predecessor Registrant and its subsidiaries, as applicable, with respect to the period prior to the Effective Time and to the Registrant with respect to the period on and after the Effective Time.

The prospectus contained in the Registration Statement incorporates by reference all documents filed by the Predecessor Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and will incorporate by reference all documents filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Post-Effective Amendment. The prospectus contained in the Registration Statement, as well as all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the Effective Time and incorporated by reference in the Registration Statement, will not reflect any change in our name or capital stock, among other things. With respect to such information, or any other information contained or incorporated by reference in the Registration Statement that is modified by information subsequently incorporated by reference in the Registration Statement, the statement or information previously contained or incorporated in the Registration Statement shall also be deemed modified or superseded in the same manner.

The rights of the holders of Registrant Common Stock are now governed by the Nevada Charter and the Nevada Bylaws, each of which is filed as an exhibit to the Form 8-K, and the rights of the holders of Registrant Series C Preferred Stock and Registrant Series F Preferred Stock are now governed by the Nevada Charter and the Nevada Bylaws, as well as the Registrant’s Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock and the Registrant’s Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock , respectively, each of which is filed as an exhibit to the Form 8-K.

The Registration Statement and prospectuses forming a part thereof shall remain unchanged in all other respects. Accordingly, this Post-Effective Amendment consists only of this explanatory note and revised versions of certain exhibits to replace and/or supplement certain exhibits on the exhibit index filed with the Registration Statement, which revised exhibits are filed with this Post-Effective Amendment. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Indemnification of Officers and Directors.

Set forth below is a description of certain provisions of the registrant’s (the “Registrant” or “Company”) articles of incorporation (the “Articles of Incorporation”), and bylaws (the “Bylaws”) and the Nevada Revised Statutes (the “NRS”), as such provisions relate to the indemnification of the directors and officers of the Registrant, as well as the Registrant’s agreements with certain of its officers and directors. This description is intended only as a summary and is qualified in its entirety by reference to the Articles of Incorporation, the Bylaws, the NRS and such agreements described below.

The Registrant is incorporated under the laws of the State of Nevada. Section 78.138 of the NRS provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation further provide that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by the NRS.

Section 78.7502 of the NRS provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS Section 78.7502 also provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The Registrant’s Articles of Incorporation and Bylaws comply with Nevada law as set forth above.

As permitted by Section 78.138 of the NRS, Article VII of the Articles of Incorporation provides:

“To the full extent permitted by the ACT and any other applicable law currently or hereafter in effect, no director or officer of the Company will be personally liable to the Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director.”

Pursuant to an employment agreement, entered into on November 2, 2022 and effective as of June 14, 2022, with Chia-Lin Simmons, our Chief Executive Officer (the “Employment Agreement”), and which the Registrant has assumed as successor to the Predecessor Registrant, the Registrant has agreed to defend, indemnify, and hold Ms. Simmons harmless from and against any and all claims, damages, penalties or expenses arising from or in connection with the performance of Ms. Simmons’ job duties thereunder to the fullest extent required by law. Pursuant to an agreement, effective July 15, 2021, entered into with FLG Partners, LLC, as amended in February 2022 (the “FLG Agreement”), of which Mark Archer, our Chief Financial Officer is a partner, the Registrant, as successor to the Predecessor Registrant, has agreed to indemnify Mr. Archer and FLG Partners, LLC in connection with Mr. Archer’s services to the Registrant. The foregoing descriptions of the Employment Agreement and FLG Agreement are not complete and are qualified in their entirety by reference to the full text of the Employment Agreement and FLG Agreement, which are attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 4, 2022 (with respect to the Employment Agreement), and Exhibits 10.15 and 10.16 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 15, 2022 (with respect to the FLG Agreement).

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

The Registrant intends to enter into indemnification agreements with each of its directors and executive officers, pursuant to which the Registrant would agree to indemnify such persons against all expenses and liabilities incurred or paid by such persons in connection with any proceeding arising from the fact that such persons are or were officers or directors of the Registrant, and to advance expenses as incurred by or on behalf of such persons in connection therewith.

In addition, in connection with the Registrant’s reincorporation from the state of Delaware to the state of Nevada effective as of June 1, 2023, the Registrant intends to continue to maintain general liability insurance policy that covers liabilities of its directors and officers arising out of claims based on acts or omissions in their respective capacities as such directors or officers.

See “Item 17. Undertakings” of the Registration Statement for a description of the Commission’s position regarding such indemnification provisions.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.2	Agreement and Plan of Merger, dated as of June 1, 2023 (1)
2.3	Certificate of Ownership and Merger, filed with the Secretary of State of the State of Delaware on June 1, 2023 (1)
2.4	Articles of Merger, filed with the Secretary of State of the State of Nevada on June 1, 2023 (1)
3.1(i)(a)	Articles of Incorporation, filed with the Secretary of State of the State of Nevada on June 1, 2023 (1)
3.1(i)(b)	Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock, filed with the Secretary of State of the State of Nevada on June 1, 2023 (1)
3.1(i)(c)	Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock, filed with the Secretary of State of the State of Nevada on June 1, 2023 (1)
3.1(ii)	Bylaws (1)
10.56†	Form of Indemnification Agreement (1)
5.2*	Opinion of Sullivan & Worcester LLP
23.3*	Consent of BPM LLP
23.4*	Consent of Marcum LLP
23.5*	Consent of Sullivan & Worcester LLP (included in Exhibit 5.2)

*	Filed herewith.

(1)	Filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the Commission on June 2, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on June 2, 2023.

LOGICMARK, INC.

By:	/s/ Chia-Lin Simmons
Chia-Lin Simmons
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

*	Chief Executive Officer and Director	June 2, 2023
Chia-Lin Simmons	(Principal Executive Officer)

*	Chief Financial Officer	June 2, 2023
Mark Archer	(Principal Financial Officer and Principal Accounting Officer)

*	Director	June 2, 2023
Robert A. Curtis, Pharm.D.

*	Director	June 2, 2023
John Pettitt

*	Director	June 2, 2023
Barbara Gutierrez

* By:	/s/ Chia-Lin Simmons
Name:	Chia-Lin Simmons
Attorney-in-fact

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